Exhibit 16.1

October 6, 2016

Securities and Exchange Commission

100 F Street N.E.

Washington, D.C. 20549

We have been furnished with a copy of the response to Item 4.01 of Form 8-K for the event that occurred on September 29, 2016 to be filed by our former client, the EZTD INC. We agree with the statements made in response to that Item insofar as they relate to our Firm.

Sincerely,

/s/ Ziv Haft
Ziv Haft
Certified Public Accountants (Isr.)
BDO Member Firm